Exhibit 10(b)

SURRENDER OF LEASE

DATE:	September 9, 2003

BETWEEN:	7700 FRANCE AVENUE LLC a Minnesota limited liability company	(“Landlord”)

AND:	NET PERCEPTIONS, INC. a Delaware corporation	(“Tenant”)

LANDLORD AND TENANT hereby agree as follows:

1.	In this Surrender of Lease:

(a)	“Lease” means the Office Lease Agreement between DRF Holdings LLC and Tenant dated April 5, 2000, as amended by First Amendment to Office Lease Agreement dated June 7, 2000, Second Amendment to Office Lease Agreement dated September 12, 2000, and Third Amendment to Office Lease Agreement dated April 30, 2001.

(b)	“Building” means 7700 France Avenue South located in the city of Edina, Minnesota.

(c)	“Premises” means 125,800 square feet of Rentable Area on the first, second, fourth and fifth floors of the Building, as set out in the Lease.

(d)	“Office Furniture” means the office furniture leased by Tenant from Landlord as set out in the Lease.

(e)	“Surrender Date” means the business day written approval of this Surrender of Lease is received from the holder of the mortgage on the Building or one business day later.

2.	Subject to each party performing its obligations hereunder, Tenant hereby surrenders and yields up the Lease, the Premises and the Office Furniture to Landlord from and after the Surrender Date for the unexpired portion of the term of the Lease, and Landlord hereby accepts this surrender of the Lease, the Premises and the Office Furniture from and after the Surrender Date.

3.	Tenant shall promptly quit and surrender possession of the Premises and surrender the Office Furniture to Landlord on the Surrender Date in good order and condition, reasonable wear and tear excepted. Tenant will be responsible for any damage to the Premises or the Building arising from Tenant’s removal of its personal property, equipment, furniture and trade fixtures from the Premises. Subject to the provisions of Section 10 herein, any property of Tenant not removed from the Premises on or before the Surrender Date shall be and become the property of Landlord absolutely.

4.	Subject to Sections 10 and 11 and the truth of the representations in Section 6 and 12 herein, and the truth of the representations in Section 4 of the Assignment of Leases attached as Exhibit A, upon surrender of the Premises and vacation of the Premises by Tenant, payment of the Surrender Payment (defined below), and performance of Tenant’s other obligations under this Surrender of Lease: a) The Lease will terminate and be of no further force and effect; and b) Tenant shall be released by Landlord from any and all now existing or hereafter arising obligations, liabilities and claims of any kind or character under the Lease or otherwise arising from or in connection with the use or occupancy of the Premises, whether known or unknown which may or could be asserted against the Tenant by Landlord (“Tenant Claims”); and c) Landlord shall be released by Tenant from any and all now existing or hereafter arising obligations, liabilities and claims of any kind or character under the Lease or otherwise arising from and in connection with the use or occupancy of the Premises, Building, or Common Area whether known or unknown which may or could be asserted against the Landlord by the Tenant. The parties agree that Landlord will have no right to assess Tenant for more Additional Rent if the Estimated Operating Cost or Estimated Tax Cost is less than the actual Operating Cost or Tax Cost nor shall Tenant be entitled to a reimbursement of Additional Rent if the Estimated Operating Cost or Estimated Tax Cost is greater than the actual Operating Cost or Tax Cost.

5.	Tenant covenants with Landlord that Tenant has in itself the absolute right, power and authority to surrender the Lease, the Premises and the Office Furniture as provided herein, and that Tenant has not taken any action whereby the Lease or the unexpired portion of the term of the Lease, or the Premises or Office Furniture, is or may be charged, encumbered or assigned. Subject to obtaining the written approval of this Surrender of Lease from the holder of the mortgage on the Building, Landlord hereby indemnifies and holds harmless Tenant against any cost incurred by Tenant as a result of any claim that Landlord does not have in itself the absolute right, power and authority to accept the surrender of the Lease, the Premises and the Office Furniture as provided herein. Tenant hereby indemnifies and holds harmless Landlord against any cost incurred by Landlord as a result of a claim that Tenant does not have in itself the absolute right, power and authority to surrender the Lease, the Premises and the Office Furniture as provided herein.

6.	Tenant represents and warrants to Landlord that there has been no labor or materials furnished to the Premises by or on behalf of Tenant for which full payment has not been made.

7.	In consideration of Landlord’s acceptance of this Surrender of Lease and the forgiveness of rent and all other Lease obligations, and as a condition thereto, Tenant shall pay to Landlord by no later than the Surrender Date the sum of $4,930,000 in immediately available funds (“Surrender Payment”).

8.	On the Surrender Date, Tenant will assign to Landlord and Landlord will accept an assignment of the subleases between Tenant and Winstorage, Inc., Verispace LLC, Conagra Foods, Inc. and Great Clips as and to the extent such subleases have been or are hereafter approved by Landlord and any personal guaranties of such subleases. The assignment of the subleases will be in the form attached as Exhibit A.

9.	On the Surrender Date, Landlord will release and transfer to Tenant 100% of the Security Deposit made pursuant to the Lease. Tenant shall pay to Landlord on the

Surrender Date any cash security deposits and transfer any letter of credit to Landlord by way of an amendment of a letter of credit from the issuer of the letter of credit. Tenant represents and warrants that the security deposits are as follows:

(a)	Great Clips	$37,110 letter of credit
(b)	Conagra Foods, Inc.	$0
(c)	Winstorage, Inc.	$2,000
(d)	Verispace, LLC	$41,625.25

10.	Notwithstanding anything herein to the contrary, Tenant may elect to hold over in that portion of the Premises shown on Exhibit B (“Holdover Premises”) containing approximately 3,000 square feet of Rentable Area on a month-to-month basis, subject to termination by either Landlord or Tenant on not less than one month’s advance written notice. The month-to-month holdover will be on all terms of the Lease to the extent they are applicable to a month-to-month occupancy, except that (i) no Base Rent will be payable by Tenant for the holdover period, but Tenant will pay Additional Rent and any other charges payable under the Lease for the holdover period for the useable space occupied by Tenant in the Holdover Premises plus 15% (and such Additional Rent will not be limited by any Operating Cost Cap), (ii) Tenant will be responsible for all costs of constructing or altering any demising walls and other improvements necessary to separate the holdover space from the Premises surrendered on the Surrender Date and otherwise preparing the holdover space for occupancy, and (iii) the rights of Tenant under Exhibit E of the Lease will not apply to the holdover space and will be of no further force or effect.

11.	In the event that a court requires the payment set forth in Section 7 to be disgorged because of insolvency or bankruptcy of Tenant or for any other reason, then the parties shall be restored to the position they were in before surrender of the Lease, subject to any subleases whether executed before surrender of the Lease or afterwards by the Landlord, and the Lease shall be declared valid and enforceable.

12.	Tenant Representations. Tenant represents and warrants to Landlord that to the best knowledge of the Tenant (a) Tenant is not insolvent and will not be made insolvent by the payment required by this agreement, (b) Tenant has not breached Section 14(d) of the Lease relating to dangerous, toxic or hazardous substances nor received any claims described in Section 14(e) of the lease relating to such dangerous, toxic or hazardous substances, (c) Tenant has not received any written claims for personal or property damage relating to the Premises or any condition of the Premises or Common Areas (as defined in the Lease), (d) Tenant has not received any written notice from any governmental body or agency or any insurance company requiring changes to the Premises or Common Areas, (e) there are no unpaid Tenant obligations which could if not paid entitle a third party to a lien on the property on which the Premises are located. All representations and warranties set forth in this agreement shall be deemed made effective as of the Surrender Date unless disclaimed in writing by Tenant by notice delivered to Landlord at the time of Tenant making its payment required by Section 7 of this Surrender of Lease. If Tenant disclaims any representation and warranty, Landlord may declare this Surrender of Lease null and void. As used herein, the term “best knowledge of the Tenant” means and the above representations are therefore limited to the actual knowledge of Thomas Donnelly who has responsibility for facilities management for Tenant. The representations in this agreement shall survive the surrender of the Lease for a period of six (6) months from the date of this document.

13.	This Surrender of Lease shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.

IN WITNESS OF THIS SURRENDER OF LEASE Landlord and Tenant have properly executed it as of the date set out at its head.

LANDLORD:	7700 FRANCE AVENUE LLC

	By	/s/ David Frauenshuh

its Manager

TENANT:	NET PERCEPTIONS, INC.

	By	/s/ Thomas M. Donnelly

its President

EXHIBIT A

ASSIGNMENT OF SUBLEASES

DATE:	September 9, 2003

BETWEEN:	NET PERCEPTIONS, INC. a Delaware corporation	(“Tenant”)

AND:	7700 FRANCE AVENUE LLC a Minnesota limited liability company	(“Landlord”)

TENANT AND LANDLORD hereby agree as follows:

1.	Tenant hereby assigns, transfers, and conveys to Landlord all of Tenant’s right, title and interest in and to the subleases and any guaranties of the obligations thereunder, as described in Exhibit 1 attached hereto (“Subleases”), and any security deposits, escrows and prepaid rent under the Subleases.

2.	Landlord hereby accepts all of Tenant’s right, title and interest in and to the Subleases, and assumes each and every of Tenant’s covenants and obligations under the Subleases as though Landlord were named as party therein.

3.	Tenant covenants with Landlord that Tenant has in itself the absolute right, power and authority to assign the Subleases as provided herein, and that Tenant has not taken any action hereby the Subleases are or may be charged, encumbered or assigned.

4.	Tenant represents and warrants that to the best knowledge of Tenant (a) true, complete and correct copies of the Subleases have been provided by Tenant to Landlord and each such Sublease represents the entire agreement between Tenant and its subtenants, has not been modified or amended in any respect, and is in full force and effect in accordance with its terms, (b) no rent or other amounts owing by the subtenants under the Subleases have been paid in advance of their due date, no deposits have been made by any of the subtenants to Tenant in respect of any sublease except for security deposits delivered to Landlord herewith, and no subtenant has made any charge, lien or claim of offset under the Sublease or otherwise against the rent or other amounts due Tenant under any Sublease, (c) neither Tenant nor, to the best of Tenant’s knowledge, any subtenant is in default of any of the Subleases and no event has occurred which with the giving of notice or lapse of time or both would be an event of default under the Subleases, nor has any claim or demand been raised or threatened or defense asserted against Tenant in connection with any of the Subleases, and (d) Tenant has completed all construction work required under the Subleases and performed all of its other obligations under the Subleases arising or accruing prior to the date hereof. As used herein the term “best knowledge of Tenant” means and the above representations are therefore limited to the actual knowledge of Thomas Donnelly who has responsibility for facilities management for Tenant. The representations in this assignment shall survive the assignment of the subleases for a period of six (6) months from the date of this document.

A-1

IN WITNESS WHEREOF, Tenant and Landlord have duly executed this instrument as of the date set out at its head.

TENANT:	NET PERCEPTIONS, INC.

	By	/s/ Thomas M. Donnelly

its President

LANDLORD:	7700 FRANCE AVENUE LLC

	By	/s/ David Frauenshuh

its Manager

A-2